Exhibit 7.1

Your Vision Our Focus

October 17, 2023

Securities and Exchange Commission

450 5th Street N.W.

Washington, D.C. 20549

RE: Current Report on Form 8-K filed by Clearday, Inc. on October 17, 2023

We have been furnished with a copy of the response to Item 4.02 of Form 8-K for the event that occurred on October 17, 2023, to be filed by Clearday, Inc. We agree with the statements made in response to that Item insofar as they relate to our Firm.

Very truly yours

/s/ Turner, Stone & Company, L.L.P.

Turner, Stone & Company, L.L.P. Accountants and Consultants
12700 Park Central Drive, Suite 1400
Dallas, Texas 75251
Telephone: 972-239-1660 ∕
Facsimile: 972-239-1665
Toll Free: 877-853-4195
Web site: turnerstone.com	INTERNATIONAL ASSOCIATION OF ACCOUNTANTS AND AUDITORS